Exhibit 99.01

20410 North 19th Avenue, Suite 200 Phoenix, Arizona 85027

FOR IMMEDIATE RELEASE

Contacts:

Jennifer Haslip	Jill Fukuhara	Laurie Berman
Chief Financial Officer	Investor/Analyst Information	General Information
Universal Technical Institute, Inc.	Financial Relations Board	Financial Relations Board
(623) 445-9402	(310) 407-6539	(310) 407-6546

Universal Technical Institute, Inc. Announces New Automotive Training
Campus in Boston Area

Company to Purchase 222,000 Square Foot Building in Norwood, Mass.

PHOENIX, September 24, 2004 – Universal Technical Institute, Inc. (NYSE: UTI), a provider of technical education training, today announced that it has entered into an agreement to purchase a property in the Boston suburb of Norwood, Massachusetts, at which UTI intends to house a new undergraduate automotive technician training campus. The purchase price will be approximately $12.4 million. The Company expects that approximately $10-12 million will be spent to retrofit the existing building prior to the beginning of training at the new campus.

The Company expects to open its Norwood campus in the fourth quarter of fiscal 2005. This campus will provide approximately 170,000 square feet of classroom and lab space on a total of 24.5 acres to teach up to approximately 1,900 students.

“The development of the Norwood campus is the second step in UTI’s planned expansion into the Northeast, and follows the June 2004 opening of a campus in Exton, Pennsylvania, in the Philadelphia metropolitan area,” said Kimberly McWaters, President and Chief Executive Officer of Universal Technical Institute, Inc. “We are committed to opening new campuses as an integral part of our growth strategy as we work to provide increasing value to auto manufacturers, auto dealers and other automotive technician employers.”

About Universal Technical Institute

Universal Technical Institute, Inc. is a provider of technical education training for students seeking careers as professional automotive, diesel, collision repair, motorcycle and marine technicians. The company offers undergraduate degree, diploma and certificate programs at eight campuses

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Universal Technical Institute, Inc. Announces New Automotive Training Program in Boston Area
September 24, 2004

across the United States, and manufacturer-sponsored advanced programs at 22 dedicated training centers. Through its campus-based school system, Universal Technical Institute, Inc. offers specialized technical education programs under the banner of several well-known brands, including Universal Technical Institute (UTI), Motorcycle Mechanics Institute and Marine Mechanics Institute (MMI) and NASCAR Technical Institute (NTI). For more information, visit www.uticorp.com.

Statements in this press release concerning the future business, operating results and financial condition of the company are “forward-looking” statements as defined in the Private Securities Litigation Reform Act of 1995. Such statements are based upon management’s current expectations and are subject to a number of uncertainties that could cause actual performance and results to differ materially from the results discussed in the forward-looking statements. Factors that could affect the company’s actual results include changes to federal and state educational funding, construction delays for new or expanding campuses, possible failure or inability to obtain regulatory consents and certifications for new or expanding campuses, potential increased competition, changes in demand for the programs offered by the company, increased investment in management and capital resources, and the effectiveness of the company’s recruiting, advertising and promotional efforts. Further information on these and other potential factors that could affect the company’s financial results or condition may be found in the company’s filings with the Securities and Exchange Commission, all of which are incorporated herein by reference. The company undertakes no obligation to publicly update any forward-looking statements whether as a result of new information, future events or otherwise.

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